Exhibit 99.2

Summit Wireless Technologies Provides Third Quarter Update

- Positioned to Scale Retail Footprint and
Expand WiSA Ready TV Production to an Estimated 20 Million Units in 2020 -

San Jose, CA – November 13, 2019 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, provided an update for the third quarter ended September 30, 2019.

“In the past 90 days, we began the broad retail rollout of WiSA ReadyTM* and WiSA CertifiedTM products with multiple brands,” said Brett Moyer, CEO of Summit Wireless. “LG Electronics led with TVs, and Samsung’s Harman division led with speakers. Additionally, Best Buy suppliers Klipsch and Savant launched speakers and soundbars. We continue to work with our partners, including Enclave Audio and Platin Audio, to bring additional products to retail and raise consumer awareness of the superior performance of the WiSA technology.

“In the first quarter of 2020, we believe the next WiSA Ready TV brand will go into production and will include both 8K resolution and speakerless TVs that require accompanying WiSA enabled speakers. We continue to anticipate approximately 20 million WiSA Ready TVs will be produced next year. With WiSA membership of over 60 consumer brands and a product line-up extending past 2020, we are setting the stage to scale WiSA wireless immersive sound for consumers around the world.”

Recent Highlights

Technology Launches & Product Rollouts

●	300 Best Buy and Magnolia Home Theater stores initiated point-of-sale promos and demos of WiSA Ready and WiSA Certified solutions from LG Electronics, Klipsch and Axiim.
●	Launched WiSA Certified Harman Kardon “HK Surround” wireless audio speaker system.
●	Introduced commercially available WiSA Certified Klipsch® Reference Wireless speaker series.

Corporate

●	Reported sequential quarterly revenue growth of 19% to $419,000 in Q319.
●	Raised gross proceeds of approximately $1.8 million in a registered direct offering.
●	Received gross proceeds approximately $1.2 million in gross proceeds as a result of warrant exercises by several of the company's existing investors.
●	Appointed George Oliva, a 25-year financial professional, to Chief Financial Officer.

Summit Wireless Investor Update Conference Call

Summit Wireless will host a conference call at 8:30 a.m. Pacific Time today, November 13, 2019, to provide a business update. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 800-263-0877 or 323-794-2094 and referencing conference ID 8532182 approximately 10 minutes prior to the start time. A live webcast with accompanying slides will be on the investor relations section of the company’s website at ir.summitwireless.com and available for approximately one year. An audio archive can be accessed for one week by dialing 844-512-2921 or 412-317-6671 and entering conference ID 8532182.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless, formerly named Summit Semiconductor, Inc., is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

* WiSA Ready TVs, gaming PCs and console systems are "ready" to transmit audio to WiSA Certified speakers when a WiSA USB Transmitter is plugged in and a user interface is activated through an APP or product design like LG TVs.

© 2019 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contact Information

Mary Magnani or Kirsten Chapman

Investor Relations

Summit Wireless Technologies

415.433.3777

summit@lhai.com